EXHIBIT 5

                                          December 20, 1996

Treasury International, Inc.
7040 Tranmere Drive
Mississauga, Ontario
Canada, L5S 1L9

Gentlemen:

      We have acted as special counsel to Treasury International, Inc. (the Company"), a Delaware corporation, in connection with its filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 300,000 shares (the "Shares") of its Common Stock, $.0001 par value per share, issuable upon the exercise of stock options it granted to J Wesley Savage pursuant to its Consulting Agreement and the related Stock Option Agreement, each dated November 20, 1996 (such documents, collectively, the "Plan")

      We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions express below.

      Based on the foregoing, we are of the opinion that the Shares, when issued as contemplated by and in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of the Company's Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          HOFHEIMER GARTLIR & GROSS, LLP


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